As filed with the Securities and Exchange Commission on July 19, 2004
                                                       Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            SENECA FOODS CORPORATION
             (Exact name of registrant as specified in its charter)

            New York                                           16-0733425
 (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                          Identification No.)

                             3736 South Main Street
                             Marion, New York 14505
                                 (315) 926-8100
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                 KRAIG H. KAYSER
                      President and Chief Executive Officer
                             3736 South Main Street
                             Marion, New York 14505
                                 (315) 926-8100
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
                            WILLIAM I. SCHAPIRO, Esq.
                        Jaeckle Fleischmann & Mugel, LLP
                        Twelve Fountain Plaza, Suite 800
                             Buffalo, New York 14202
                                 (716) 856-0600

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement until such time that all of the shares registered hereunder have been sold.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: [ ] _____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                                          CALCULATION OF REGISTRATION FEE

====================================================================================================================================
     Title of Class of                                Proposed Maximum Offering      Proposed Maximum       Amount of Registration
Securities to be Registered  Amount to be Registered       Price Per Share       Aggregate Offering Price             Fee
------------------------------------------------------------------------------------------------------------------------------------

Convertible Preferred                967,742                  $18.26 (2)              $17,670,969 (2)               $2,239
Stock Series 2003 (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (3)             967,742                     (4)                        (4)                        0
====================================================================================================================================

(1) The Convertible Preferred Stock Series 2003 ("Series 2003 Preferred Stock") is convertible into Class A Common Stock of the Company on the basis of one share of Class A Common Stock for each share of Series 2003 Preferred Stock. The Class A Common Stock into which the Series 2003 Preferred Stock is convertible is also being registered pursuant to this Registration Statement.
(2) Estimated solely for the purpose of calculating the registration fee based upon the value of the shares of Registrant's Class A Common Stock into which the Series 2003 Preferred Stock may be converted. There currently is no trading market for the Series 2003 Preferred Stock. The Class A Common Stock was valued pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low prices for the Class A Common Stock as reported on the NASDAQ National Market on July 13, 2004.
(3) Includes an indeterminate number of shares of Class A Common Stock as may be issuable upon conversion of the Series 2003 Preferred Stock registered hereunder pursuant to anti-dilution provisions of such securities, for which no separate fee is payable pursuant.
(4) As a registration fee is being paid on the Series 2003 Preferred Stock, no registration fee is payable on the underlying Class A Common Stock pursuant to Rule 457(i).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                   Subject to Completion, dated July 19, 2004

PROSPECTUS

                            SENECA FOODS CORPORATION

      967,742 shares of Convertible Preferred Stock Series 2003 and shares of Class A Common Stock Issuable upon
            Conversion of the Convertible Preferred Stock Series 2003

     This prospectus relates to the public resale, from time to time, of the following securities, up to the amounts shown.

o 967,742 shares of Convertible Preferred Stock Series 2003 (the "Series 2003 Preferred Stock")

o 967,742 shares of Class A Common Stock, par value $0.25 per share, (the "Class A Common Stock") issuable upon conversion of the Series 2003 Preferred Stock

     On May 27, 2003, we entered into a purchase agreement in connection with the acquisition of our wholly-owned subsidiary, Seneca Foods, L.L.C., formerly known as Chiquita Processed Foods, L.L.C., from the selling shareholder, Chiquita Brands International, Inc. The agreement provided for the issuance of 967,742 shares of Series 2003 Preferred Stock to the selling shareholder. If the selling shareholder or its transferees convert all of its Series 2003 Preferred Stock, we will issue up to a total of 967,742 shares of Class A Common Stock, subject to any adjustments.

     We are registering the offered securities as required under the terms of a registration rights agreement between Friday Holdings, L.L.C., an indirect wholly-owned subsidiary of Chiquita Brands International, Inc., and us. This prospectus will be used by the selling shareholder to resell its Series 2003 Preferred Stock and its Class A Common Stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts or commissions. The selling shareholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents. We will not receive any proceeds from the sale of the shares by the selling shareholder.

     Our Class A Common Stock is quoted on the NASDAQ National Market under the symbol "SENEA." On July 13, 2004, the last reported sale price for our Class A Common Stock was $18.25 per share. The Series 2003 Preferred Stock is not listed on any securities exchange or the NASDAQ Stock Market and there is no public market for these securities. Shares of Series 2003 Preferred Stock have priority over the Class A Common Stock in the payment of dividends and in the event of liquidation, are non-voting except in limited circumstances and are convertible into shares of Class A Common Stock.

     The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 6 for certain factors and considerations relevant to a purchase of the securities offered by this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ____________, 2004.

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. This prospectus is not an offer to sell or buy any shares in any jurisdiction in which it is unlawful. You should assume that the information appearing in this prospectus and the documents incorporated by reference herein is accurate only as of its respective date or dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.



                                                 TABLE OF CONTENTS
                                                                                                               Page

FORWARD-LOOKING INFORMATION.......................................................................................4
WHERE YOU CAN FIND MORE INFORMATION...............................................................................4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................................................4
THE COMPANY.......................................................................................................6
RISK FACTORS......................................................................................................6
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.......................................13
USE OF PROCEEDS..................................................................................................14
SELLING SHAREHOLDER..............................................................................................14
PLAN OF DISTRIBUTION.............................................................................................15
DESCRIPTION OF CAPITAL STOCK.....................................................................................16
LEGAL MATTERS....................................................................................................23
EXPERTS..........................................................................................................24

                           FORWARD-LOOKING INFORMATION

     We have made forward-looking statements with respect to our financial condition, results of operations and business and on the possible impact of this offering on our financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions as they relate to us or our management are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those described under "Risk Factors" in this prospectus, that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements represent our judgment and expectations as of the date of this prospectus. Prospective purchasers should not place undue reliance on these forward-looking statements. We assume no obligation to update any such forward-looking statements.

     In evaluating the securities offered by this prospectus, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on pages 6 to 13 of this prospectus.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the SEC's rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

     You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC public reference room at 450 Fifth Street, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (www.sec.gov). We also have a web site (www.senecafoods.com) through which you may access our SEC filings.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them: that means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the completion of this offering:

o........Our Annual Report on Form 10-K for the year ended March 31, 2004;
o........Our Current Reports on Form 8-K filed with the SEC on June 18, 2004 and
         June 30, 2004; and
o........Our Registration Statement on Form 8-A dated August 22, 1995 registering our Class A Common Stock Section 12(g) of the Exchange Act.

     You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

                            Seneca Foods Corporation
                              Attention: Secretary
                             3736 South Main Street,
                             Marion, New York 14505
                                 (315) 926-8100

                                   THE COMPANY

     Seneca Foods Corporation was founded in 1949 and incorporated under the laws of the State of New York. In the spring of 1995, we initiated our 20-year Alliance Agreement with The Pillsbury Company, which created our most significant business relationship. Under the Alliance Agreement, we have packed canned and frozen vegetables carrying the Green Giant(R) brand name. These Green Giant vegetables have been produced in vegetable plants which we acquired from Pillsbury and, to a lesser extent, in our other vegetable plants. Pillsbury was subsequently acquired by General Mills, Inc., a major producer and distributor of food products, and Pillsbury has assigned its obligations under the Alliance Agreement to General Mills Operations, Inc., which we sometimes refer to in this prospectus as GMOI. The Alliance Agreement expires in 2014, but GMOI may terminate it without cause upon one year's prior notice and payment of a penalty to us and may terminate without delay or penalty if we fail to perform. In the spring of 2003, we acquired Chiquita Processed Foods, L.L.C. from Chiquita Brands International, Inc. and changed its name to Seneca Foods, L.L.C. As a result of this acquisition and the subsequent sale of certain of the acquired facilities, we currently operate 30 plants and warehouses in seven states.

     Our business activities are conducted in food and non-food segments. Since the onset of the Alliance Agreement, vegetable production has been our dominant line of business. The food segment constitutes 99% of total sales, of which approximately 98% is vegetable processing and 2% is fruit processing. We sometimes refer to our vegetable "pack" in this prospectus. "Pack" is a term for processing recently harvested vegetables into canned or frozen form suitable for sale to customers. Processing includes such activities as washing, sorting, grading, cooking, canning and freezing.

     Approximately 10% of our processed foods are packed for retail customers under our own brands including Seneca(R), Libby's(R) (under license), Blue Boy(R), Aunt Nellie's Farm Kitchen(R), Stokely's(R), READ(R), Festal(R) and Diamond A(R). Approximately 44% of processed foods are packed under private labels, that is, under brand names owned or controlled by the purchasers, which are primarily retail grocery chains. About 18% of the processed foods are sold to institutional food distributors. The remaining 28% is sold under the Alliance Agreement with GMOI.

     Our principal executive office is located at 3736 South Main Street, Marion, New York and our telephone number is (315) 926-8100. We also maintain a web site at www.senecafoods.com.


                                  RISK FACTORS

     You should carefully consider the factors described below and other information contained in this prospectus before making a decision to buy any securities registered hereunder. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our Class A Common Stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please refer to "Forward-Looking Information" on page 4.

If we do not successfully integrate Seneca Foods, L.L.C., formerly Chiquita Processed Foods, L.L.C., we may not realize the expected benefits of the acquisition.

     There is a significant degree of difficulty and management distraction inherent in the process of integrating Seneca Foods, L.L.C. with our existing business. These difficulties include the challenge of accomplishing this integration while managing the ongoing operations of each business, the challenge of combining the business cultures of each company, and the need to retain key personnel of our existing business and the acquired business. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of Seneca Foods, L.L.C. and our existing business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our businesses, service existing customers, attract new customers and develop new products. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

     We cannot provide assurance that we will successfully or cost-effectively integrate the Seneca Foods, L.L.C. acquisition and our existing business. The failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We may not realize the expected cost savings and other benefits from the Seneca Foods, L.L.C. acquisition.

     We expect to realize cost savings and other financial and operating benefits as a result of the acquisition of Seneca Foods, L.L.C. However, we cannot predict with certainty when these cost savings and benefits will occur, or the extent to which they actually will be achieved. Realization of any benefits and savings could be affected by a number of factors beyond our control, including, without limitation, general economic conditions, increased operating costs, the response of competitors and regulatory developments.

Excess capacity in the vegetable industry has a downward effect on price.

     Our financial performance and growth are related to conditions in the United States vegetable processing industry which is a mature industry with a modest growth rate in the last 10 years. Our net sales are a function of product availability and market pricing. In the vegetable processing industry, product availability and market prices tend to have an inverse relationship: market prices tend to decrease as more product is available and to increase if less product is available. Product availability is a direct result of plantings, growing conditions, crop yields and inventories, all of which vary from year to year. In addition, market prices can be affected by the planting and inventory levels and individual pricing decisions of the three or four largest processors in the industry. Generally, market prices in the vegetable processing industry adjust more quickly to variations in product availability than an individual processor can adjust its cost structure; thus, in an oversupply situation, a processor's margins likely will weaken. We typically have experienced lower margins during times of industry oversupply.

     In the past, the vegetable processing industry has been characterized by excess capacity, with resulting pressure on our prices and profit margins. Many of our competitors have closed processing plants in response to the downward pressure on prices. There can be no assurance that our margins will improve in response to favorable market conditions or that we will be able to operate profitably during depressed market conditions.

Growing cycles and adverse weather conditions may decrease our results from operations.

     Our operations are affected by the growing cycles of the vegetables we process. When the vegetables are ready to be picked, we must harvest and process the vegetables or forego the opportunity to process fresh picked vegetables for an entire year. Most of our vegetables are grown by farmers under contract with us. Consequently, we must pay the contract grower for the vegetables even if we cannot or do not harvest or process them. Most of our production occurs during the second quarter (July through September) of our fiscal year. In that quarter, the growing season ends for most of the vegetables processed by us in the northern United States. A majority of our sales occur during the third and fourth quarter of each fiscal year (due to seasonal consumption patterns for our products). Accordingly, inventory levels are highest during the second and third quarters, and accounts receivable levels are highest during the third and fourth quarters. Net sales generated during our third and fourth fiscal quarters have a significant impact on our results of operations. Because of these seasonal fluctuations, the results of any particular quarter, particularly in the first half of our fiscal year, will not necessarily be indicative of results for the full year or for future years.

     Because weather conditions during the course of each vegetable crop's growing season will affect the volume and growing time of that crop, we must set planting schedules without knowing the effect of the weather on the crops or on the entire industry's production. As most vegetables are produced in more than one part of the U.S., we may somewhat reduce our risk that our entire crop will be subject to disastrous weather. The upper Midwest is the primary growing region for the principal vegetables which we pack, namely peas, green beans and corn, and it is also a substantial source of our competitors' vegetable production. Consequently, the adverse effects of weather-related reduced production in that region may be partially mitigated by higher prices for the vegetables which are produced.

The commodity materials that we process or otherwise require are subject to price increases that could adversely affect our profitability.

     The materials that we use, such as vegetables, steel and packaging materials are commodities that may experience price volatility caused by external factors including market fluctuations, availability, currency fluctuations and changes in governmental regulations and agricultural programs. These events can result in reduced supplies of these materials, higher supply costs or interruptions in our production schedules. If prices of these raw materials increase, but we are not able to effectively pass such price increases along to our customers, our operating income will decrease.

We face risks generally associated with our debt.

     As of March 31, 2004, we had a total of $240.9 million of indebtedness. Our indebtedness could have important consequences, such as limiting our operational flexibility due to the covenants contained in our debt agreements; limiting our ability to invest in our business due to debt service requirements; limiting our ability to compete with companies that are not as highly leveraged; and increasing our vulnerability to economic downturns and changing market conditions.

     Our ability to meet our debt service obligations will depend on our future performance, which will be affected by financial, business, economic, governmental and other factors, including potential changes in consumer preferences and pressure from competitors. If we do not have enough money to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or raise equity. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt.

Our dependence on the Alliance Agreement could negatively effect sales.

     We have an Alliance Agreement with GMOI, whereby we process canned and frozen vegetables for GMOI under the Green Giant brand name. GMOI continues to be responsible for all of the sales, marketing and customer service functions for the Green Giant products. The Alliance Agreement has a remaining term of eleven years. Green Giant products packed by us in fiscal 2004 and 2003 constituted approximately 28% and 39%, respectively, of our total sales. General Mills, Inc. guarantees GMOI's obligations under the Alliance Agreement.

     The Alliance Agreement has an initial term ending December 31, 2014, and will be extended automatically for additional five year terms unless terminated in accordance with the provisions of the Alliance Agreement. Upon virtually all of the causes of termination enumerated in the Alliance Agreement, GMOI will acquire legal title to the production plants and certain of the other assets which we acquired under the Alliance Agreement, and various financial adjustments between the parties will occur. If GMOI terminates the Alliance Agreement without cause, it must pay us a substantial termination payment.

     Our sales and financial performance under the Alliance Agreement and our sales of Green Giant products depend to a significant extent on our success in producing quality Green Giant vegetables at competitive costs and GMOI 's success in marketing the products produced by us. The ability of GMOI to successfully market these products will depend upon GMOI 's sales efforts, as well as the factors described above under "--Excess capacity in the vegetable industry has a downward effect on price." We cannot give assurance as to the volume of GMOI 's sales and cannot control many of the key factors affecting that volume. The Alliance Agreement contains extensive covenants by us with respect to quality and delivery of products, maintenance of the Alliance Plants and other standards of our performance. If we were to fail in its performance of these covenants, GMOI would be entitled to terminate the Alliance Agreement.

     Termination of the Alliance Agreement will, in most cases, entitle our principal lenders, including our long-term lenders, to declare a default under our loan agreements with them. The principal lenders have a security interest in certain payments that we will receive from GMOI on termination of the Alliance Agreement. Unless we were to enter into a new substantial supply relationship with GMOI or another major vegetable marketer and acquire substantial production capacity to replace the GMOI production plants, any such termination would substantially reduce our sales.

If we do not maintain the market shares of our products, our business and revenues may be adversely affected.

     All of our products compete with those of other national, major and smaller regional food processing companies under highly competitive conditions. The vegetable products which we sell under our own brand names not only compete with vegetable products produced by vegetable processing competitors, but also compete with products we produce and sell to other companies who market those products under their own brand names, such as the Green Giant vegetables we sell to GMOI under the Alliance Agreement and the vegetables we sell to various retail grocery chains which carry our buyers' own brand names.

     The customers who buy our products to sell under their own brand names control the marketing programs for those products. In recent years, many major retail food chains have been increasing their promotions, offerings and shelf space allocations for their own vegetable brands, to the detriment of vegetable brands owned by the processors, including our own brands. We cannot predict the pricing or promotional activities of our competitors or whether they will have a negative effect on us. There are competitive pressures and other factors which could cause our products to lose market share or result in significant price erosion, and which could have a material adverse effect on our business, financial condition and results of operations.

If we are subject to product liability claims, we may incur significant and unexpected costs and our business reputation could be adversely affected.

     Food processors are subject to significant liability should the consumption of their products cause injury or illness. A product liability judgment against us could also result in substantial and unexpected expenditures and divert management's attention from other responsibilities. Although we maintain product liability insurance coverage in amounts customary within the industry, there can be no assurance that this level of coverage is adequate or that we will be able to continue to maintain our existing insurance or obtain comparable insurance at a reasonable cost, if at all. A product recall or a partially or completely uninsured judgment against us could have a material adverse effect on results of operations and financial condition.

Absence of a public trading market may affect the value of the Series 2003 Preferred Stock.

     Although the Class A Common Stock is listed and traded on the NASDAQ National Market, there is no public trading market for the Series 2003 Preferred Stock and none may ever develop. The absence of a public market may affect the value of the Series 2003 Preferred Stock.

The Series 2003 Preferred Stock and other class of our preferred stock have priority over the Class A Common Stock in the event of liquidation or dissolution.

     In the event of our liquidation or dissolution, the entire stated value of our remaining convertible participating preferred stock will have priority of payment over all shares of Class A Common Stock (and Class B Common Stock). Each holder of convertible participating preferred stock may, at the holder's option, convert convertible participating preferred stock into Class A Common Stock on a share-for-share basis at any time. We cannot predict whether, or to what extent, holders of convertible participating preferred stock will convert to Class A Common Stock.

     In addition, in liquidation, all outstanding shares of our 6% voting cumulative preferred stock, preferred stock without par value, 10% Series A cumulative convertible voting preferred stock and 10% Series B cumulative convertible voting preferred stock will have priority of payment over all shares of Class A Common Stock and Class B Common Stock. See "Description of Capital Stock."

The shares of Class A Common Stock have low voting power.

     Each share of Class A Common Stock has one-twentieth (1/20) of one vote on all matters requiring a shareholder vote, while each share of Class B Common Stock, as well as each share of our outstanding preferred stock has one vote (other than the convertible participating preferred stock which have no votes and the 6% cumulative voting preferred stock which is only entitled to vote with respect to the election of directors). In the election of directors and other matters which are not subject to a class vote, holders of Class A Common Stock have substantially less voting power than holders of Class B Common Stock proportionate to the relative market value of those two classes of stock. See "Description of Capital Stock--Description of Class A Common Stock and Class B Common Stock--Voting."

There is a concentration of voting power and other indications of influence on the Company.

     As of the date of this prospectus, the Wolcott and Kayser Families collectively exercise approximately 39% of the total voting power of the Company in an election of directors. The capital structure and the concentrated ownership of the Wolcott and Kayser Families in the Class B Common Stock and our preferred stock are likely to limit substantially the possibility of and chances of success for a hostile tender offer, which is usually at a premium over the then-current market price of a target company's stocks or other takeover proposal or proxy contest which could remove directors if the Wolcott and Kayser Families are opposed to such offer or proposal.

     Carl Marks Strategic Investments, LP (CMSI) and certain other individual and institutional shareholders which are related to CMSI through family relationships and common ownership or control exercise in the aggregate approximately 14% of the total voting power of the Company in an election of directors. In connection with the 1998 issuance of convertible participating preferred stock, the size of our Board of Directors was increased from seven to nine members with designees of this investor group filling the newly created positions. These designees are required to comprise at least 22% of the membership of each committee of our Board of Directors. This investor group may remove its designees and designate other persons to fill the resulting vacancies. This investor group's right to have its designees nominated to our Board of Directors and serve on committees of the Board of Directors continues until such time as it owns less than 10% of the outstanding Class A Common Stock. (For the purpose of this calculation, we assume conversion of the convertible participating preferred stock owned by this investor group into Class A Common Stock.) If we were to issue voting securities in the future, in certain types of transactions, such as a sale for cash (but not a transaction pursuant to an employee compensation plan or a business acquisition), this investor group would have the right to acquire that percentage of the new issuance equal to its percentage of ownership of Class A Common Stock immediately prior to the new issuance. For purposes of the calculations in the two preceding sentences, the outstanding shares of our convertible participating preferred stock would be counted as if they were outstanding shares of Class A Common Stock.

     Furthermore, our Certificate of Incorporation was amended to require that the following major corporate actions will require unanimous approval of our Board of Directors (excluding directors who choose to abstain): (i) the amendment or modification of our Certificate of Incorporation or Bylaws; (ii) a merger, consolidation or other form of business combination; (iii) the sale or other disposition of all or substantially all of our assets; (iv) acquisitions or dispositions in our food business exceeding $15 million; (v) a change in our line of food business; (vi) the issuance or acquisition of shares of our capital stock except for stock buybacks not exceeding $100,000 in any single transaction and $1 million in the aggregate; (vii) change in our accountants; (viii) the settlement of litigation involving payment of more than 5% of our adjusted tangible net worth or our consent to injunctive relief; and (ix) the commencement of bankruptcy, insolvency or reorganization proceedings. Therefore, any one director, including either of the investor group's designees, will have the ability to prevent any of these major decisions from being approved.

Certain anti-takeover provisions may make it difficult for a change in our control.

     Certain provisions of the Alliance Agreement and our credit agreements, our Certificate of Incorporation, and Bylaws, as amended, could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, us. Our Bylaws and Certificate of Incorporation provide, among other things, for staggered board of directors' terms. See "Description of Capital Stock--Restrictions on Hostile Acquisitions of Our Company--Certain Provisions of Our Certificate of Incorporation and Bylaws." The Alliance Agreement states that it may be terminated by GMOI if any person acquires 30% or more of the combined voting power of our then outstanding voting securities, or our shareholders approve certain specified business transactions. Our long-term credit agreement provides that the lenders may require us to prepay certain of its indebtedness if (i) any person or group (other than the Wolcott or Kayser Families) acquires our shares representing 50% or more of the total number of votes which our shareholders shall be entitled to cast or (ii) the Wolcott and Kayser Families shall cease to own, directly or indirectly, at least 25% of the Company. Our short-term credit facility with a bank provides that an event of default occurs if we allow (i) any person or group, other than the Wolcott or Kayser Families, to acquire capital stock possessing either 30% or more of the total number of votes which our shareholders shall be entitled to cast or the right to elect 30% or more of our Board of Directors or (ii) during any period of 12 consecutive months, the individuals who at the beginning of such 12 month period were directors cease for any reason to constitute a majority of our Board of Directors. The same default provision is contained in our reimbursement agreement with an institutional lender which has supported our four major industrial revenue bonds with a letter of credit.

We have not paid and do not currently intend to pay dividends on our common stock.

     We historically have not declared or paid any cash dividends on our shares of common stock and do not anticipate paying such dividends in the foreseeable future. Furthermore, our multi-year credit facilities restrict dividend payments on our common stocks.

     As at March 31, 2004, the most restrictive credit agreement limitation on the Company's payment of dividends and other distributions, such as purchases of shares, to holders of Class A or Class B Common Stock is an annual total limitation of $500,000, reduced by aggregate annual dividend payments totaling $23,181 which the Company presently pays on two outstanding classes of preferred stock. Other loan agreements restrict aggregate dividends and other distributions paid after March 31, 2003 (except the preferred stock dividends described in the preceding sentence) to the aggregate sum of $1,000,000 plus 50% of Consolidated Net Income as deferred (or minus 100% of any deficit) for the entire period beginning April 1, 2003 and ending on the last day of any fiscal quarter preceding the proposed payment of a dividend or distribution. As stated above, notwithstanding any permissibility of Class A or Class B Common Stock dividends and distributions under the credit agreements, the Company does not presently intend to pay any such dividend. Future credit agreements may also restrict the payment of dividends on common stock without lender permission.


                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

     The following table shows our ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown.

-----------------------------------------------------------------------------------------------------------
                                           Year Ended March 31,
-----------------------------------------------------------------------------------------------------------
         2004                  2003                 2002                 2001                 2000
         ----                  ----                 ----                 ----                 ----
-----------------------------------------------------------------------------------------------------------

         1.93                  1.83                 1.09                 1.05                 1.36
-----------------------------------------------------------------------------------------------------------

     The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and the interest portion of rental expense.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the Series 2003 Preferred Stock or the Class A Common Stock by the selling shareholder. All proceeds from the sale of such securities will be solely for the account of the selling shareholder.


                               SELLING SHAREHOLDER

     The selling shareholder may resell the offered securities from time to time as provided under the section entitled "Plan of Distribution" in this prospectus or as described in a prospectus supplement. We are registering the offered securities as required under the terms of a registration rights agreement between us and the selling shareholder dated as of May 27, 2003.

     The following table sets forth the ownership of the selling shareholder, the number of shares of Series 2003 Preferred Stock and Class A Common Stock beneficially owned by the selling shareholder, and the number of shares which may be offered for resale pursuant to this prospectus. The information included below is based upon information provided by the selling shareholder. Because the selling shareholder may offer all, some or none of its shares, the "After Offering" column of the table assumes the sale of all of its securities; however, we do not know that this will actually occur.

     The selling shareholder has obtained the shares of Series 2003 Preferred Stock and Class A Common Stock underlying the Series 2003 Preferred Stock covered in this prospectus in connection with our acquisition of our wholly-owned subsidiary, Seneca Foods, L.L.C., formerly Chiquita Processed Foods, L.L.C. from the selling shareholder on May 27, 2003. The Series 2003 Preferred Stock is convertible into 967,742 shares of our Class A Common Stock subject to adjustment if certain events occur. The issuance of the Series 2003 Preferred Stock to the selling shareholder was deemed to be exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof, and was made without general solicitation or advertising. We agreed to register for resale the securities being offered by this prospectus under the terms of the registration rights agreement executed in connection with this transaction.

     Chiquita Brands International, Inc. is not a registered broker-dealer, is not an affiliate of a registered broker-dealer and is the only selling shareholder with sole voting and investment power over all of the securities set forth below:

                                                                       Number of Securities Owned
                     Security                               Before Offering                  After Offering
Series 2003 Preferred Stock......................               967,742                           -0-
Class A Common Stock underlying the Series 2003
Preferred Stock..................................               967,742                           -0-


                              PLAN OF DISTRIBUTION

     This prospectus relates to the possible offer and sale from time to time of up to 967,742 shares of Series 2003 Preferred Stock and up to 967,742 shares of Class A Common Stock initially issuable upon conversion of the Series 2003 Preferred Stock. The Series 2003 Preferred Stock and Class A Common Stock offered hereby is offered for the selling shareholder or for the account of pledgees, donees, transferees or other successors in interest of the selling shareholder. The selling shareholder may sell securities from time to time, in one or more types of transactions, which may include sales in the open market, underwritten offerings or block transactions on a national securities exchange or automated interdealer quotation system on which the securities are then listed or quoted, through put or call options transactions relating to the securities, sales in the over-the-counter market, privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers.

     In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     In addition to the foregoing, the methods by which the securities may be sold include: (i) direct negotiation of a sale by the selling shareholder and one or more purchasers; (ii) a block trade in which the broker or dealer so engaged will attempt to sell the securities offered hereby as an agent, but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker or dealer for its account pursuant to this prospectus; or (iv) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. In the event of a transaction hereunder in which a broker or dealer acts as a principal (other than to facilitate an installment sale transaction, or to a market maker acting as such in routine transactions in the over-the-counter market), this prospectus will be supplemented to provide material facts with respect to such transaction.

     In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the securities may not be sold in certain states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

     We entered into a registration rights agreement for the benefit of the selling shareholder to register the Series 2003 Preferred Stock and the Class A Common Stock under applicable federal securities laws. The registration rights agreement provides for cross-indemnification of the selling shareholder and us and our respective directors and officers against specific liabilities in connection with the offer and sale of the Series 2003 Preferred Stock and the Class A Common Stock, including liabilities under the Securities Act. The selling shareholder will pay all of the expenses incurred incident to the offering and sale of the Series 2003 Preferred Stock and the Class A Common Stock.

     We have advised the selling shareholder that during the time it may be engaged in a distribution of the securities offered by this prospectus, it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with an at the market offering such as this offering. All of the foregoing may affect the marketability of the securities.

                                           DESCRIPTION OF CAPITAL STOCK

     The following table sets forth the classes of our capital stock authorized and outstanding as of May 31, 2004:

                                                                         Number of Shares         Number of Shares
                                                                         ----------------         ----------------
                      Title of Class or Series                               Authorized              Outstanding
                      ------------------------                               ----------              -----------
Common Stocks:
     Class A Common Stock, $0.25 par value per share..............                 20,000,000                3,950,380
     Class B Common Stock, $0.25 par value per share..............                 10,000,000                2,764,005

Preferred Stocks:
     Six Percent (6%) Voting Cumulative Preferred Stock, $0.25 par
         value per share..........................................                    200,000                  200,000
     Preferred Stock Without Par Value............................                     30,000                        0
     Ten Percent (10%) Cumulative Convertible Voting Preferred
         Stock--Series A, $0.25 stated value per share............                  1,000,000                  407,240
     Ten Percent (10%) Cumulative Convertible Voting Preferred
         Stock--Series B, $0.25 stated value per share............                    400,000                  400,000
     Convertible Participating Preferred Stock....................                  4,166,667                3,443,596
     Convertible Preferred Stock Series 2003......................                    967,742                  967,742

Description of Class A Common Stock and Class B Common Stock

     Voting. Under our Charter, the holders of Class A Common Stock and Class B Common Stock have the right to vote for the election of all directors and on all other matters submitted to our shareholders. Subject to the Class A special rights discussed in detail below, each share of Class B Common Stock is entitled to one full vote on all matters on which shareholders currently are entitled to vote, including the election of directors. Each holder of Class A Common Stock is entitled to one-twentieth (1/20) of one vote per share on all matters on which shareholders are entitled to vote, including the election of directors. Cumulative voting is not authorized for the holders of common stock. See "Risk Factors--The shares of Class A Common Stock have low voting power."

     The holders of Class A Common Stock are entitled to vote as a separate class on any proposal to amend the Charter to increase the authorized number of shares of Class B Common Stock, unless the increased authorization does not exceed the number of shares of Class B Common Stock which must be issued in a proposed stock dividend with respect to Class B Common Stock and an equivalent stock dividend of Class A Common Stock will be effected concurrently with respect to Class A Common Stock.

     In addition, Section 804 of the New York Business Corporation Law confers upon the holders of Class A Common Stock the right to vote as a class on any amendment to our Charter which would (i) exclude or limit the shareholders' right to vote on any matter, except as such rights may be limited by voting rights given to new shares then being authorized; (ii) change Class A Common Stock by (a) reducing the par value, (b) changing the shares into a different number of the same class or into a different or same number of shares of a different class, or (c) fixing, changing or abolishing the designation of Class A Common Stock or any series thereof or any of the relative rights, preferences, and limitations of the shares; or (iii) subordinate their rights by authorizing shares having preferences which would be in any respect superior to their rights. Other provisions of the New York Business Corporation Law would entitle holders of Class A Common Stock to vote as a separate class for approval of any plan of merger, consolidation or exchange which would effect any change in Class A Common Stock described in the preceding sentence.

     On proposals on which holders of Class A Common Stock are entitled to vote as a separate class, the proposal must be approved by a majority of the votes of all outstanding shares of Class A Common Stock. Consequently, holders of Class A Common Stock, by withholding such approval, can defeat a proposal notwithstanding that holders of a majority of Class B Common Stock vote in favor of the proposal.

     Dividends and Other Distributions. Each share of Class A Common Stock and Class B Common Stock is equal in respect to dividends and other distributions in cash, stock or property except that (i) if declared, a dividend or distribution in our shares on Class A Common Stock will be paid only in Class A Common Stock, and (ii) if declared, a dividend or distribution in our shares on Class B Common Stock will be paid only in Class B Common Stock. The number of shares so paid as a dividend or distribution on each share of Class A Common Stock and Class B Common Stock shall be equal, although the class of the shares so paid shall differ depending upon whether the recipient of the dividend is a holder of Class A Common Stock or Class B Common Stock.

     Mergers and Consolidations. In the event of our merger, consolidation, or combination with another entity (whether or not we are the surviving entity) or in the event of our dissolution, the holders of Class A Common Stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by holders of Class B Common Stock in that transaction. However, any shares of common stock that holders of Class A Common Stock become entitled to receive in the transaction may have terms substantially similar to the Class A Common Stock themselves. Thus, the surviving entity in any such transaction could have a dual-class capital structure like ours and could, upon consummation of the merger or consolidation, give full voting shares to the holders of Class B Common Stock and one-twentieth (1/20) voting shares to the holders of Class A Common Stock.

     Class A Special Rights. Our Charter contains a two-pronged "Class A special rights" provision which is intended to protect holders of Class A Common Stock in the event that a person attempts to gain control of us.

     First, the Class A special rights seek to prevent a person who has crossed a certain ownership threshold from gaining control of us by acquiring Class B Common Stock without buying Class A Common Stock. If any person acquires more than 15% of the outstanding Class B Common Stock after August 5, 1995, referred to herein as the Threshold Date, and does not acquire after the Threshold Date a percentage of the Class A Common Stock outstanding at least equal to the percentage of Class B Common Stock that the person acquired in excess of the 15% threshold, such person will not be allowed to vote shares of Class B Common Stock acquired in excess of the 15% threshold. For example, if a person acquires 20% of the outstanding Class B Common Stock after the Threshold Date but acquires no Class A Common Stock, that person would be unable to vote the 5% of the Class B Common Stock acquired in excess of the 15% threshold. With respect to persons who owned our common stock on or prior to the Threshold Date, only shares of Class B Common Stock acquired after the Threshold Date will be counted in determining whether that shareholder has exceeded the 15% threshold for acquisitions of Class B Common Stock and only acquisitions of Class A Common Stock after the Threshold Date will be counted in determining whether that shareholder's Class A Common Stock acquisitions have been at least equal to the acquisition of Class B Common Stock in excess of the 15% threshold. The inability of the person to vote the excess Class B Common Stock will continue until such time as a sufficient number of shares of Class A Common Stock have been acquired by the person to satisfy the requirements of the Class A special rights.

     The second prong of the Class A special rights is an "equitable price" requirement. It is intended to prevent a person seeking to acquire control of us from paying a discounted price for the Class A Common Stock required to be purchased by the acquiring person under the first prong of the Class A special rights. These provisions provide that an equitable price has been paid for shares of Class A Common Stock only when they have been acquired at a price at least equal to the greater of (i) the highest per share price paid by the acquiring person, in cash or in non-cash consideration, for any Class B Common Stock acquired within the 60 day periods preceding and following the acquisition of the Class A Common Stock or (ii) the highest closing market sale price of Class B Common Stock during the 30 day periods preceding and following the acquisition of the Class A Common Stock. The value of any non-cash consideration will be determined by our Board of Directors acting in good faith. The highest closing market sale price of a share of Class B Common Stock will be the highest closing sale price reported by NASDAQ National Market or on any such other securities exchange then constituting the principal trading market for either class of the common stock. In the event that no quotations are available, the highest closing market sale price will be the fair market value during the 30 day periods preceding and following the acquisition of a share of Class B Common Stock as determined by our Board of Directors acting in good faith. The equitable price provision is intended to require a person seeking to acquire control of us to buy the Class B Common Stock and the Class A Common Stock at virtually the same time and the same price, as might occur in a tender offer, to ensure that the acquiring person would be able to vote the Class B Common Stock acquired in excess of the 15% threshold.

     Under the Class A special rights, an acquisition of Class B Common Stock is deemed to include any shares that an acquiring person acquires directly or indirectly, in one transaction or a series of transactions, or with respect to which that person acts or agrees to act in concert with any other person. As used in the preceding sentence, "person" includes one or more persons and entities who act or agree to act in concert with respect to the acquisition or disposition of Class B Common Stock or with respect to proposing or effecting a plan or proposal to (a) a merger, reorganization or liquidation of us or a sale of a material amount of our assets, (b) a change in our Board of Directors or management, including any plan or proposal to fill vacancies on the Board of Directors or change the number or term of Directors, (c) a material change in our business or corporate structure, or (d) any material change in our capitalization or dividend policy. Unless there are affirmative attributes of concerted action, however, "acting or agreeing to act in concert with any other person" does not include acts or agreements to act by persons pursuant to their official capacities as directors or officers of us or because they are related by blood or marriage.

     For purposes of calculating the 15% threshold, the following acquisitions and increases are excluded: (i) shares of Class B Common Stock held by any person on the Threshold Date, (ii) an increase in a holder's percentage ownership of Class B Common Stock resulting solely from a change in the total number of shares of Class B Common Stock outstanding as a result of our repurchase of Class B Common Stock since the last date on which that holder acquired Class B Common Stock, (iii) acquisitions of Class B Common Stock (a) made pursuant to contracts existing prior to the Threshold Date, including the acquisition of Class B Common Stock pursuant to the conversion provisions of Series A preferred stock outstanding prior to the Threshold Date, (b) by bequest or inheritance or by operation of law upon the death or incompetency of any individual, and (c) by any other transfer made without valuable consideration, in good faith and not for the purpose of circumventing the Class A special rights. A gift made to any person who is related to the donor by blood or marriage, a gift made to a charitable organization qualified under Section
501(c)(3) of the Internal Revenue Code of 1986, as amended, or a successor provision and a gift to a person who is a fiduciary solely for the benefit of, or which is owned entirely by, one or more persons or entities (a) who are related to the donor by blood or marriage or (b) which is a tax-qualified charitable organization or (c) both will be presumed to be made in good faith and not for purposes of circumventing the restrictions imposed by the Class A special rights.

     The Class A special rights also provide that, to the extent that the voting power of any share of Class B Common Stock cannot be exercised pursuant to the provision, that share will be excluded from the determination of the total shares eligible to vote for any purpose for which a vote of shareholders is taken.

     Convertibility. The Class B Common Stock is convertible into Class A Common Stock at any time on a share-for-share basis. The Class A Common Stock is not convertible into shares of Class B Common Stock unless the number of outstanding shares of Class B Common Stock falls below 5% of the aggregate number of outstanding shares of Class B Common Stock and Class A Common Stock. In that event, immediately upon the occurrence thereof, all of the outstanding Class A Common Stock is converted automatically into Class B Common Stock on a share-for-share basis and Class B Common Stock will no longer be convertible into Class A Common Stock. For purposes of this provision, Class B Common Stock or Class A Common Stock repurchased by us and not reissued is not considered to be "outstanding" from and after the date of repurchase.

     In the event of any such conversion of the Class A Common Stock, certificates which formerly represented outstanding shares of Class A Common Stock thereafter will be deemed to represent a like number of shares of Class B Common Stock, and all common stock then authorized will be deemed to be Class B Common Stock.

     Preemptive Rights. Neither the Class A Common Stock nor the Class B Common Stock carry any preemptive rights enabling a holder to subscribe for or receive shares of the Company of any class or any other securities convertible into any class of our shares.

     Transferability; Trading Market. The Class A Common Stock and the Class B Common Stock are freely transferable and are listed for trading on the NASDAQ National Market.

Description of Convertible Preferred Stock Series 2003

     Stated Value. The stated value for each share of Series 2003 Preferred Stock is $15.50.

     Dividends and Distributions. The Series 2003 Preferred Stock has the right to receive dividends or distributions at a rate per share equal to the amount of any dividend or distribution as that declared or made on any shares of the Company's stock into which the Series 2003 Preferred Stock is convertible on the date of such dividend or distribution. Any such dividend or distribution shall be paid to the holders of the Series 2003 Preferred Stock at the same time such dividend or distribution is made to the holders of Class A Common Stock. Dividends and distributions on the Series 2003 Preferred Stock shall be cumulative from and after the date of issuance of the Series 2003 Preferred Stock, but any arrearage in payment shall not pay interest. The Series 2003 Preferred Stock ranks junior to the 6% Voting Cumulative Preferred Stock and the Preferred Stock Without Par Value and on a parity with the 10% Series A preferred stock, the 10% Series B preferred stock and the other series of Convertible Participating Preferred Stock as to the payment of dividends or rights on liquidation, dissolution or winding up of the Company.

     Voting Rights. The holders of shares of Series 2003 Preferred Stock are not entitled or permitted to vote on any matter required or permitted to be voted upon by shareholders of the Company except as required by law and for class voting on proposals to: (i) authorize the issuance after May 27, 2003 of any class of capital stock that will rank as to payment of dividends or rights on liquidation, dissolution or winding up of the Company senior to the Series 2003 Preferred Stock, (ii) authorize, adopt or approve an amendment to the Charter that would increase or decrease the par value or stated value of the shares of Series 2003 Preferred Stock, (iii) amend, alter or repeal the Charter so as to affect the shares of Series 2003 Preferred Stock adversely or (iv) effect the voluntary liquidation, dissolution or winding up of the Company, however, no separate vote of the holders of Series 2003 Preferred Stock shall be required to effect any of the transactions described in clause (iv) above unless such transaction would either require a class vote pursuant to clause (i), (ii) or
(iii) above or would require a vote by any shareholders of the Company.

     Redemption. The shares of Series 2003 Preferred Stock may not be redeemed and are not subject to redemption, whether at the option of the Company or any holder thereof.

     Company Acquired Shares. Any shares of Series 2003 Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company shall be retired and cancelled promptly after acquisition. The cancelled shares of Series 2003 Preferred Stock shall become authorized but unissued shares of Class A Preferred Stock, which may (upon filing of an appropriate certificate with the New York Secretary of State) be reissued as part of another series of Class A Preferred Stock subject to certain conditions or restrictions on issuance, but in any event may not be reissued as shares of Series 2003 Preferred Stock unless all shares of Series 2003 Preferred Stock issued on May 27, 2003 have already been converted or exchanged.

     Conversion. Subject to certain limitations discussed below, any holder of Series 2003 Preferred Stock shall have the right, at its option, at any time, to convert any or all of the holder's shares of Series 2003 Preferred Stock into such number of fully paid and non-assessable shares of Class A Common Stock as is equal to the product of the number of Conversion Shares, multiplied by the quotient of (i) the Stated Value divided by (ii) the conversion price of $15.50 per share (the "Conversion Price"). Unless prohibited by law on the date of conversion, all unpaid dividends declared (whether or not currently payable) on the Series 2003 Preferred Stock so converted shall be immediately due and payable and must accompany the shares of Class A Common Stock issued upon such conversion. Upon conversion of any shares of Series 2003 Preferred Stock, the Company shall not issue any fractional shares or scrip representing fractional shares and, in lieu thereof, the Company shall issue cash in lieu of fractional shares in an amount equal to such fraction multiplied by the current market price of the Class A Common Stock on the business day preceding the date the shares are converted. The same rights and limitations apply if the Series 2003 Preferred Stock is convertible into any securities or property other than Class A Common Stock.

     The Conversion Price shall be subject to adjustment if: (i) the Company shall at any time or from time to time (A) pay a dividend or make a distribution on the outstanding shares of Class A Common Stock in Class A Common Stock, (B) sub-divide the outstanding shares of Class A Common Stock into a larger number of shares, (C) combine the outstanding shares of Class A Common Stock into a smaller number of shares or (D) issue any shares of its capital stock in a reclassification of the Class A Common Stock; (ii) the Company shall at any time or from time to time issue or sell shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock), or any options, warrants or other rights to acquire shares of Common Stock (other than (x) options granted to any employee or director of the Company pursuant to a stock option plan approved by the shareholders of the Company, (y) options, warrants or rights granted to each holder of Class A Common Stock or (z) rights issued pursuant to a shareholder right plans, "poison pill" or similar arrangement in accordance with the Charter) for a consideration per share less than the current market price (as defined in the Charter) at the record date or issuance date;
(iii) the Company or any subsidiary thereof shall at any time or from time to time while any of the Series 2003 Preferred Stock is outstanding, make a purchase by the Company of the Common Stock effected while any of the shares of Series 2003 Preferred Stock are outstanding, which purchase is subject to
Section 13(e) of the Exchange Act or is made pursuant to an offer made available to all holders of Class A Common Stock or Class B Common Stock; or (iv) the Company at any time or from time to time shall take any action affecting its Class A Common Stock, other than an action permitted by the Charter.

     The Company may make such reductions in the Conversion Price, in addition to those required by subparagraphs (i) through (iv) above, as the Board of Directors considers to be advisable in order to avoid or to diminish any income tax to holders of Class A Common Stock or rights to purchase Class A Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. Notwithstanding anything herein to the contrary, no adjustment of the Conversion Price (i) shall be required by reason of the initial issuance or sale of any of the 967,742 authorized shares of Series 2003 Preferred Stock or (ii) need to be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price. Any adjustment to the Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Series 2003 Preferred Stock pursuant hereto; provided, however, that any such adjustment shall in any event be made no later than one year after the occurrence of the event giving rise to such adjustment.

     In addition, no adjustment to the Conversion Price will be made if certain of these adjustments will, either singly or after giving effect to prior adjustments, cause the number of shares of Class A Common Stock issuable upon conversion of the shares of Series 2003 Preferred Stock to exceed 1,328,421 shares.

Description of Other Preferred Stocks

     No dividends or other distributions are payable on our common stock unless dividends or distributions are first paid on the preferred stock. In the event of our liquidation or dissolution, the outstanding shares of preferred stock and convertible participating preferred stock (see "Risk Factors--The convertible participating preferred stock and other preferred stock have priority over the common stock in the event of liquidation or dissolution.") would have priority over the common stock in the distribution of our remaining assets. The 10% Series A preferred stock is convertible into shares of common stock on the basis of one share of Class A Common Stock and one share of Class B Common Stock for every 20 shares of 10% Series A preferred stock.

     The 10% Series B preferred stock is convertible into common stock on the basis of one share of Class A Common Stock and one share of Class B Common Stock for every 30 shares of 10% Series B preferred stock. The convertible participating preferred stock, including the Series 2003 Preferred Stock, is convertible on a share-for-share basis into shares of Class A Common Stock.

Restrictions on Hostile Acquisitions of Our Company--Certain Provisions of Our Certificate of Incorporation and Bylaws

     In addition to the restrictions imposed by the "Class A special rights" provisions, the Charter contains two super-majority voting provisions. Paragraph 5 of the Charter provides that the affirmative vote of two-thirds of the shares present and entitled to vote at the meeting is necessary to amend our Bylaws. Paragraph 6 provides that a director may be removed regardless of cause only upon the affirmative vote of two-thirds of the shares entitled to vote for the election of that director. Both of these provisions reduce the possibility of the shareholders receiving and accepting hostile takeover bids, mergers, proxy contests, removal of current management, removal of directors or other changes in control.

     Our Bylaws require the affirmative vote of two-thirds of the shares present and entitled to vote to (i) effectuate an amendment to the Bylaws and (ii) remove a director.

     The Bylaws provide for the staggered voting of directors for three-year terms so that shareholders desiring to replace the incumbent directors and gain control of the Board would be required to win at least two successive annual contests before their nominees constituted a majority of directors. See "Risk Factors--Certain anti-takeover provisions may make it difficult for a change in our control."

Shareholders Agreement

     In connection with the 1998 issuance of our convertible participating preferred stock, we and certain of our substantial shareholders agreed that they would facilitate the election of two nominees of the investor group affiliated with the selling shareholder to our nine-person Board of Directors, that the investor group would have at least 22% representation on committees of the Board and that certain major corporate actions would require unanimous approval of the Board of Directors.

Agreements Restricting Change in Control

     The Alliance Agreement and certain significant agreements between us and our lenders provide for penalties in the event of our change of control as defined in the respective agreements.


                                  LEGAL MATTERS

     The legality of the securities and certain other legal matters have been passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.


                                     EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedule as of March 31, 2004 and for the year then ended, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and the related consolidated financial statement schedule as of March 31, 2003 and for the years ended March 31, 2003 and 2002, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2004 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities. The selling shareholder will be responsible for the payment of these expenses. All amounts shown are estimated except the Securities and Exchange Commission registration fee.

   Filing and Registration Fees....................................$ 2,239
   Legal Fees and Expenses..........................................15,000
   Accounting Fees and Expenses.....................................35,000
   Miscellaneous Expenses........................................... 2,761

                     Total                                         $55,000

Item 15.  Indemnification of Directors and Officers.

     Our Charter provides that we are required to indemnify each and every officer or director of the Company, even those whose term has expired, for any and all expenses actually and necessarily incurred by such director or officer in connection with the defense of any action, suit or proceeding in which he is made a party by reason of being or having been a director or officer of the Company. We are not required to indemnify a director or officer for matters as to which such officer or director is adjudged to be liable for neglect or misconduct in the performance of his duties as director or officer. Further, the rights of the officers or directors to indemnification are not exclusive of any other rights to which an officer or director of the Company is entitled.

     Under our Bylaws, as amended (the "Bylaws"), the Company has the authority to indemnify its directors and officers to the fullest extent permitted by the New York Business Corporation Law (Sections 721-726) (the "BCL"). The Bylaws, reflecting New York law, extend such protection to any person made or threatened to be made a party to any action or proceeding, including an action by or in the right of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, which any director, officer or employee of the Company served in any capacity at the request of the Company, by reason of the fact that such director or officer, his testator or intestate, is or was a director or officer of the Company or is or was serving such enterprise at the request of the Company. The Bylaws provide that such indemnification may be authorized pursuant to the terms and conditions of (i) a resolution of shareholders; (ii) a resolution of the Board of Directors; (iii) an agreement providing for such indemnification; or (iv) any judicial or other legal authority which entitles the director, officer or employee to such indemnification.

     The BCL provides that, if successful on the merits or otherwise, an officer or director is entitled to indemnification by the Company against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or at least not opposed to, the best interests of the Company. The termination of any action or proceeding by judgment, settlement, conviction or plea of nolo contendere, or its equivalent, does not itself create the presumption that such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the Company or that he had reasonable cause to believe that his conduct was unlawful.

     If a corporation fails to provide indemnification to its directors or officers, the BCL provides that despite any contrary resolution of the board of directors or shareholders, indemnification may be awarded by application to the appropriate judicial authority. Application for such court-ordered indemnification may be made either in the civil action or proceeding in which the expenses were incurred or other amounts were paid or to the supreme court in a separate proceeding.

Item 16.  Exhibits.

Exhibit
Number   Description
-------  ------------

3.1 The Company's Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q/A filed August 1995 for the quarter ended July 1, 1995)

3.2 Certificate of Amendment to the Company's Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.2 to the Company's Form 10-Q/A filed August 1995 for the quarter ended July 1, 1995)

3.3 Certificate of Amendment to the Company's Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3 to the Company's Form 10-K for the fiscal year ended
          March 31, 1996)

3.3 Certificate of Amendment to the Company's Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(i) to the Company's Current Report on Form 8-K dated September 17, 1998)

3.4 Certificate of Amendment to the Company's Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K dated June 10, 2003)

3.5 Certificate of Amendment to the Company's Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K dated June 18, 2004)

3.6 The Company's Bylaws as amended (incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q/A filed August 1995)

5 Opinion of Jaeckle Fleischmann & Mugel, LLP regarding legality of securities being registered (filed herewith)

12 Statement of the Computation of the Ratio of Earnings to Fixed Charges (filed herewith)

23.1     Consent of Ernst & Young LLP (filed herewith)

23.2     Consent of Deloitte & Touche LLP (filed herewith)

23.3 Consent of Jaeckle Fleischmann & Mugel, LLP (incorporated by reference to Exhibit 5 above)

24       Powers of Attorney (include on signature page)


Item 17.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Marion, state of New York, on July 19, 2004.

                                          SENECA FOODS CORPORATION



                                     By:  /s/Philip G. Paras
                                          -----------------------
                                          Philip G. Paras
                                          Chief Financial Officer


                               POWERS OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Arthur S. Wolcott or Kraig H. Kayser his/her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities and on the date indicated.

              Signature                                       Title                           Date
              ---------                                       -----                           ----

/s/Arthur S. Wolcott
---------------------------
Arthur S. Wolcott                                       Chairman and Director              July 19, 2004

/s/Kraig H. Kayser
---------------------------                             President, Chief Executive
Kraig H. Kayser                                         Officer and Director               July 19, 2004

/s/Philip G. Paras
---------------------------
Philip G. Paras                                         Chief Financial Officer            July 19, 2004

/s/Jeffrey L. Van Riper
---------------------------
Jeffrey L. Van Riper                                    Controller and Secretary           July 19, 2004

/s/Arthur H. Baer
---------------------------
Arthur H. Baer                                          Director                           July 19, 2004

/s/Andrew M. Boas
---------------------------
Andrew M. Boas                                          Director                           July 19, 2004

/s/Robert T. Brady
---------------------------
Robert T. Brady                                         Director                           July 19, 2004

/s/Douglas F. Brush
---------------------------
Douglas F. Brush                                        Director                           July 19, 2004

/s/G. Brymer Humphreys
---------------------------
G. Brymer Humphreys                                     Director                           July 19, 2004

/s/Susan W. Stuart
---------------------------
Susan W. Stuart                                         Director                           July 19, 2004


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